EXHIBIT 99.1

  Financial Corporation

For Immediate Release

AAMES FINANCIAL CORPORATION

Reported Fiscal Year 2004 and Fourth Quarter 2004 Results
Fiscal Year 2004 net income of $90.7 million.
Fiscal Year 2004 loan production of $7.0 billion compared to $4.4 billion a year ago.
June 30, 2004 quarter net income of $24.0 million.
Quarter ended June 30, 2004 mortgage loan production of $2.0 billion compared to $1.2 billion during the same quarter a year ago.

        Los Angeles, California, September 2, 2004 – Aames Financial Corporation (NASD OTC Bulletin Board: “AMSF”), a 50 year old national subprime mortgage lender, today reported net income of $90.7 million during the year ended June 30, 2004, compared to net income of $29.2 million a year ago. Net income during the years ended June 30, 2004 and 2003 included income tax benefits of $17.7 million and $1.8 million, respectively.

        During the year ended June 30, 2004, basic and diluted net income to common stockholders were $77.7 million and $92.8 million, respectively, resulting in basic and diluted net income per common share of $11.02 and $0.89, respectively. In comparison, basic and diluted net income to common stockholders a year ago were $15.7 million and $29.2 million, respectively, resulting in basic and diluted net income per common share of $2.39 and $0.30, respectively. Dividends accrued on convertible preferred stock were $13.1 million and $13.5 million during the years ended June 30, 2004 and 2003, respectively. All dividends accrued through June 30, 2004 on convertible preferred stock were paid on June 30, 2004.

        The Company experienced continued growth in its mortgage loan production, increasing loan production $2.5 billion, or 57.2%, to $7.0 billion during the year ended June 30, 2004, over $4.4 billion of total loan production a year ago. The Company sold $6.4 billion in mortgage loans during fiscal 2004, an increase of $1.9 billion, or 42.9%, over $4.5 billion sold in fiscal 2003.

Summary of financial results for the year ended June 30, 2004

        Net Interest Income and Other Income

        During the year ended June 30, 2004, net interest income and other income was $312.8 million, an increase of $81.1 million, or 35.0%, over $231.7 million of net interest income and other income reported a year ago, reflecting increases of $9.2 million and $71.9 million in net interest income and other income, respectively.

        Net interest income

        During the year ended June 30, 2004, net interest income (interest income less interest expense) was $43.2 million, an increase of $9.2 million, or 26.9%, over $34.1 million reported during the year ended June 30, 2003.

        Interest income was $69.4 million during the year ended June 30, 2004 an increase of $0.2 million, or 0.4%, over $69.2 million of interest income during the year ended June 30, 2003. Interest income increased during the year ended June 30, 2004 over a year ago primarily due to an increase of $12.4 million in interest income on loans held for sale. The increase in interest income on loans held for sale was attributable to higher outstanding balances of loans held for sale by the Company during fiscal 2004 despite such loans having lower weighted average coupon rates during fiscal 2004 when compared to such balances and coupon rates during the year ended June 30, 2003. Offsetting the increase in interest income on loans held for sale was a $12.2 million decline in accretion income recognized by the Company on its residual interests. During the year ended June 30, 2004, the Company’s balances of residual interests were lower than during the year ended June 30, 2003.

        Interest expense declined $8.9 million, or 25.3%, to $26.2 million during the year ended June 30, 2004 from $35.1 million during the year ended June 30, 2003 due to lower interest rates on the Company’s revolving warehouse and repurchase facilities despite increased average borrowings under the facilities during fiscal 2004 when compared to such rates and average borrowings outstanding during fiscal 2003. All of the Company’s revolving warehouse and repurchase facilities are indexed to one-month LIBOR. During the year ended June 30, 2004, one-month LIBOR was lower than during the year ended June 30, 2003. To a lesser extent, the decrease in interest expense during the year ended June 30, 2004 from a year ago resulted from a decline in amounts outstanding under nonrevolving borrowings and such nonrevolving borrowings bearing lower average interest rates during fiscal 2004 when compared to outstanding balances and interest rates a year ago.

        Other income

        Gain on sale of loans. During the year ended June 30, 2004, gain on sale of loans increased $72.8 million, or 53.8%, to $208.4 million over $135.6 million in gain on sale of loans reported a year ago. The increase in gain on sale is attributable to the $1.9 billion, or 42.9%, increase to $6.4 billion in the total amount of loans sold during the year ended June 30, 2004 over $4.5 billion of total loans sold during the year ended June 30, 2003.

        Origination fees, net. During the year ended June 30, 2004, origination fees, net, increased $0.2 million, or 0.3%, to $53.4 million over $53.2 million during the year ended June 30, 2003. The $0.2 million increase in net origination fee revenue consists of an $8.9 million increase in origination fee revenue, offset by an $8.7 million increase in the deferral of origination fee income during the year ended June 30, 2004, when compared to amounts reported a year ago. The $8.9 million increase in origination fees, net, during the year ended June 30, 2004 over the amount reported during the year ended June 30, 2003 was primarily due to a $21.0 million increase in the points and fees charged at the time of origination by the retail channel, partially offset by a $12.1 million increase in net yield spread premium paid by the wholesale channel. The increase in retail points and fees collected is primarily due to the $605.0 million increase in retail loan originations, and the increase in the net yield spread premium is due primarily to the $1.9 billion increase in wholesale loan originations during the year ended June 30, 2004 when compared to such originations during the year ended June 30, 2003.

        Loan servicing. Loan servicing income declined to $7.8 million during the year ended June 30, 2004 from $8.9 million a year ago, due to the $512.0 million decline in the Company’s portfolio of mortgage loans in securitization trusts serviced in-house during fiscal 2004 when compared to the level of such mortgage loans serviced during the year ended June 30, 2003.

        Operating Expenses

        During the year ended June 30, 2004, operating expenses, which includes personnel, production, general and administrative expenses and residual interest write-downs, increased $3.7 million, or 1.6%, to $239.8 million over the $236.1 million of total operating expenses during the year ended June 30, 2003. The increase in operating expenses was attributable to increases of $28.6 million, $9.3 million and $0.7 million in personnel, production, and general and administrative expenses, respectively, from levels reported during the year ended June 30, 2003. These increases were partially offset by a $34.9 million decline in residual interest write-downs during the year ended June 30, 2004 from a year ago, as there were no residual interest write-downs during fiscal 2004.

        Personnel expense. The $28.6 million increase in personnel expense during the year ended June 30, 2004 over a year ago was due primarily to the following: (i) a $25.6 million increase in commissions and bonuses relative to the $2.5 billion increase in the Company’s total loan production, (ii) an $11.1 million increase in salaries due to increased staff levels and (iii) a $4.6 million increase in medical and other benefit costs, all of which were partially offset by an increase of $12.7 million in the deferral of direct origination compensatory costs during the year ended June 30, 2004 over the amounts reported a year ago.

        Production expense. The $9.3 million increase in production expense during the year ended June 30, 2004 over a year ago is attributable to the $2.5 billion increase during fiscal 2004 in the Company’s total mortgage loan production from loan origination levels reported a year ago. Production expense consists primarily of advertising, outside appraisal costs, travel and entertainment and credit reporting fees.

        General and administrative expense. The $0.7 million increase in general and administrative expenses during the year ended June 30, 2004 over a year ago is due primarily to increases in occupancy, communication and professional expenses, partially offset by decreases in legal and other expenses.

        Residual interest write-downs. During the year ended June 30, 2004, the Company did not record any residual interest write-downs. During the year ended June 30, 2003, the Company recorded write-downs to its residual interests of $34.9 million. Of the $34.9 million of residual interest write-downs, $31.9 million resulted from the changes made by the Company to its credit loss assumptions used in valuing its residual interests in light of the Company’s assessment of higher than expected credit loss and delinquency experience of certain loans in the Company’s securitized trusts. The remaining $3.0 million resulted from the Company’s decision to call the mortgage loans in certain securitization trusts.

        Nonoperating income

        Debt extinguishment income. During the year ended June 30, 2004, the Company did not record any nonoperating income items. During the year ended June 30, 2003, the Company recognized $31.7 million of debt extinguishment income which it classified as nonoperating income. The $31.7 million of debt extinguishment income was comprised of forgiveness by Specialty Finance Partners, the Company’s largest stockholder, of $25.0 million of 5.5% Convertible Subordinated Debentures due 2012; $4.5 million of debt extinguished when the Company exercised the 5.0% optional call on the remaining $4.7 million of the 5.5% Convertible Subordinated Debentures due 2012 held by unrelated parties; and $2.2 million of discount on purchases from unrelated parties of 9.125% Senior Notes.

Summary of results for the three months ended June 30, 2004

        The Company reported net income of $24.0 million for the three months ended June 30, 2004, compared to a net income of $10.5 million during the same quarter a year ago. During the three months ended June 30, 2004, basic and diluted net income to common stockholders were $21.1 million and $24.5 million, respectively. Basic and diluted net income per common share during the three months ended June 30, 2004 were $2.94 and $0.24, respectively. In comparison, during the three months ended June 30, 2003, basic and diluted net income to common stockholders were $6.6 million and $10.5 million, respectively, and basic and diluted net income per common share were $1.00 and $0.10, respectively.

        The sum of net interest income and other income during the three months ended June 30, 2004 was $76.8 million, an increase of $20.2 million over the $56.6 million reported during the three months ended June 30, 2003. Net interest income increased $6.4 million to $12.0 million during the three months ended June 30, 2004 over $5.6 million during the comparable three month period a year ago. Other income, which includes gain on sale of loans, origination fees, net, and loan servicing income, increased $13.8 million to $64.8 million during the three months ended June 30, 2004 over $51.0 million during the comparable three month period in 2003. The $13.8 million increase in other income was due to a $19.0 million increase in gain on sale of loans, partially offset by decreases of $5.1 million and $0.1 million in origination fees and loan servicing income, respectively, over the amounts reported in the comparable period a year ago. The $19.0 million increase in gain on sale of loans is primarily due to the $610.7 million, or 52.7%, increase during the three months ended June 30, 2004 in the total amount of loans sold of $1.8 billion over the $1.2 billion of total loans sold during the three months ended June 30, 2003. The $5.1 million decrease in loan origination fees consists of $8.7 million increase in the deferral of origination fee income during the three months ended June 30, 2004 over the amounts reported during the comparable period a year ago, partially offset by a $3.6 million increase in loan origination fees as a result of the $812.4 million, or 70.4%, increase to $2.0 billion in total loan originations during the three months ended June 30, 2004 from the $1.2 billion of loan originations during the three months ended June 30, 2003.

        Operating expenses, which includes personnel, production, general and administrative expenses and residual interests write-downs, decreased $3.1 million to $52.4 million during the three months ended June 30, 2004 from the $55.5 million during the comparable three month period during 2003. The $3.1 million decrease in operating expenses was primarily due to decreases of $1.7 million and $3.0 million in general and administrative expense and residual interest write-downs, respectively, partially offset by increases of $0.2 million and $1.8 million in personnel and production expenses, respectively, during the three months ended June 30, 2004 over the amounts reported during the comparable three month period a year ago.

        The Company did not record any nonoperating income during the three months ended June 30, 2004. Nonoperating income during the three months ended June 30, 2003 was comprised of $4.5 million of debt extinguishment income, all of which related to the Company’s 5.0% optional call of $4.7 million of 5.5% Convertible Subordinated Debentures due 2012 held by unrelated parties.

Mortgage loan production during the year ended June 30, 2004

        Total mortgage loan production. During the year ended June 30, 2004, the Company’s total mortgage loan production increased $2.5 billion, or 57.2%, to $7.0 billion over the $4.4 billion of mortgage loans originated during the year ended June 30, 2003. The increase in the Company’s total mortgage loan origination volumes during the year ended June 30, 2004 over those reported during the year ended June 30, 2003 was due (i) to a continuation of the generally more favorable interest rate environment in place during fiscal 2004, (ii) to the issuance of new uniform underwriting guidelines throughout the Company designed to improve the Company’s competitive position and provide greater consistency between the retail and broker origination channels, (iii) growth in the number of sales staff in the retail channel, and (iv) geographic expansion in the wholesale channel.

        Retail Production. The Company’s total retail loan production during the year ended June 30, 2004 was $2.4 billion, up $605.0 million, or 33.7%, over $1.8 billion of total retail loan production reported during the year ended June 30, 2003.

        Wholesale Production. The Company’s total wholesale loan production during the year ended June 30, 2004 was $4.6 billion, an increase of $1.9 billion, or 73.1%, over the $2.7 billion during the year ended June 30, 2003.

Mortgage loan production during the three months ended June 30, 2004

        Total mortgage loan production. During the three months ended June 30, 2004, the Company’s total mortgage loan production increased $812.4 million, or 70.4%, to $2.0 billion over the $1.2 billion of mortgage loans originated during the comparable three month period in 2003.

        Retail Production. The Company’s total retail loan production during the three months ended June 30, 2004 was $645.3 million, up $212.5 million, or 49.1%, over the $432.8 million of total retail loan production reported during the three months ended June 30, 2003.

        Wholesale Production. The Company’s total wholesale loan production during the three months ended June 30, 2004 was $1.3 billion, an increase of $599.8 million, or 83.2%, over the $720.7 million during the three months ended June 30, 2003.

Loan dispositions

        During the year ended June 30, 2004, the Company sold $6.4 billion of mortgage loans all of which were whole loan sales for cash. During the year ended June 30, 2003, the Company sold total of $4.5 billion of mortgage loans which included loans pooled and sold in securitizations of $315.0 million and whole loan sales for cash of $4.2 billion. The Company sold the residual interests created in its 2003 securitization for $8.7 million in cash to an affiliate. In addition, the Company sold for cash the servicing rights in the securitization to an unaffiliated loan servicing company. All of the Company’s whole loan sales were done on a servicing released basis.

Loan servicing

        At June 30, 2004 and 2003, the Company’s total servicing portfolio was $2.3 billion and $1.7 billion, respectively, of which $2.3 billion and $1.7 billion, respectively, or 97.7% and 94.9%, respectively, was serviced in-house. The Company’s portfolio of mortgage loans in securitization trusts serviced in-house declined to $229.0 million at June 30, 2004 from $741.0 million at June 30, 2003. In-house servicing at June 30, 2004 and 2003 includes $1.9 billion and $911.0 million of loans serviced on an interim basis. The Company’s servicing portfolio at June 30, 2004 included $160.4 million of loans subserviced for others on a long-term basis. Loans serviced on an interim basis include loans held for sale loans and loans sold where servicing has not yet been transferred. The decline in the Company’s portfolio of mortgage loans in securitization trusts serviced in-house at June 30, 2004 from a year ago is due to the Company’s call, in its role as servicer, of 10 securitization trusts, normal amortization and prepayment.

Borrowings and Revolving Warehouse and Repurchase Facilities

        The Company reduced its nonrevolving borrowings by $60.2 million during the year ended June 30, 2004 to $78.3 million at June 30, 2004 from $138.5 million at June 30, 2003. During the three months ended June 30, 2004, the Company increased its warehouse funding capacity to $1.9 billion from $1.2 billion at March 31, 2004. Subsequent to June 30, 2004, the Company obtained an additional $500.0 million revolving committed warehouse facility, thereby increasing its total warehouse funding capacity to $2.4 billion.

Proposed REIT Transaction — Additional Information and Where to Find It

        The Company is continuing to pursue its proposed REIT conversion. On March 24, 2004, Aames Investment Corporation, a wholly-owned subsidiary of the Company, filed registration statements with the United States Securities and Exchange Commission in connection with the Company’s proposed merger with Aames Investment and the related initial public offering of Aames Investment. These registration statements have not yet become effective. The securities relating to these registration statements may not be sold nor may offers to buy be accepted prior to the time the registration statements become effective. This press release shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any State in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such State.

        In connection with Aames Investment’s proposed merger with the Company, Aames Investment filed a preliminary registration statement on Form S-4, including the preliminary joint proxy statement/prospectus constituting a part thereof, with the SEC. Aames Investment will file a final registration statement, including a definitive joint proxy statement/prospectus constituting a part thereof, and other documents with the SEC. Shareholders of the Company are encouraged to read the registration statement and any other relevant documents filed with the SEC, including the joint proxy statement/ prospectus that will be part of the registration statement, because they will contain important information about the proposed merger. The final joint proxy statement prospectus will be mailed to shareholders of the Company. Investors and security holders are able to obtain the documents free of charge at the SEC’s web site, www.sec.gov. After the registration statement containing the joint proxy statement/prospectus is declared effective by the SEC, the joint proxy statement/prospectus and other documents will be available free of charge by directing a request to John F. Madden, Jr., Secretary, Aames Financial Corporation, 350 South Grand Avenue, 43rd Floor, Los Angeles, California 90071, or emailing Aames Financial’s Investor Relations Department at info@aamescorp.com.

Participants in Solicitation

        The Company, Aames Investment, their directors, and certain of their executive officers may be considered participants in the solicitation of proxies in connection with the proposed reorganization and information about such registrants’ interest therein, including by way of security holdings or otherwise, may be found in the Company’s proxy statement for the Company’s 2003 annual meeting of stockholders and in the registration statement on Form S-4 filed by Aames Investment, including the definitive proxy statement/prospectus constituting a part thereof that will be sent to the Company’s stockholders.

        At June 30, 2004, Aames Financial Corporation operated 99 retail branches, including the National Loan Centers, and five regional wholesale operations centers throughout the United States.

        For more information, contact either Mr. Ronald J. Nicolas or Jon D. Van Deuren in the Company’s Investor Relations Department at (323) 210-5311 or at info@aamesfinancial.com via email.

        Additional information may also be obtained by visiting www.aames.net, the Company’s website.

Forward Looking Statements

        From time to time the Company may publish forward-looking statements relating to such matters as anticipated financial performance, business prospects and similar matters. The Private Securities Litigation Reform Act of 1995 provides a safe harbor for forward-looking statements. In order to comply with the terms of the safe harbor, the Company notes that a variety of factors could cause the Company’s actual results and experience to differ materially from the anticipated results or other expectations expressed in the Company’s forward-looking statements. The risks and uncertainties that may affect the operations, performance and results of the Company’s business include the following: increases in mortgage lending interest rates; adverse changes in the secondary market for mortgage loans; decline in real estate values; decreases in earnings from the Company calling securitization trusts; limited cash flow to fund operations; dependence on short-term financing facilities; obligations to repurchase mortgage loans and indemnify investors; concentration of operations in California, Florida, New York and Texas; extensive government regulation; concentrated ownership of the Company’ by a single stockholder; losses in securitization trusts; and intense competition in the mortgage lending industry. For a more complete discussion of these risks and uncertainties, see “Item 7. Management’s Discussion and Analysis of Financial Condition and Results of Operations — Risk Factors” in the Company’s Annual Report on Form 10-K for the year ended June 30, 2003 and subsequent filings by the Company with the United States Securities and Exchange Commission.

Financial Tables and Supplementary Information Follow

AAMES FINANCIAL CORPORATION and SUBSIDIARIES
Condensed consolidated financial statements
(In thousands, except per share data)

CONDENSED CONSOLIDATED BALANCE SHEETS	Year Ended June 30,
	2004	2003
Cash and cash equivalents	$ 22,867	$ 23,860
Loans held for sale, at lower of cost or market	1,012,165	406,877
Advances and other receivables	23,767	41,315
Residual interests, at estimated fair value	44,120	129,232
Other assets	48,253	26,604

Total assets	$1,151,172	$627,888

Borrowings	$ 78,283	$138,512
Revolving warehouse and repurchase facilities	886,433	343,675
Accrued dividends on convertible preferred stock	--	51,232
Other liabilities	55,845	41,495

	1,020,561	574,914
Stockholders' equity	130,611	52,974

Total liabilities and stockholders' equity	$1,151,172	$627,888

CONDENSED CONSOLIDATED INCOME STATEMENTS

	Year Ended June 30,			Three Months Ended June 30,
	2004	2003	2002	2004	2003
Net interest income:
Interest income	$ 69,446	$ 69,186	$ 83,161	$ 19,229	$ 13,273
Interest expense	26,227	35,119	41,895	7,244	7,711

Net interest income	43,219	34,067	41,266	11,985	5,562
Other income:
Gain on sale of loans	208,447	135,573	95,530	55,354	36,357
Origination fees, net	53,354	53,198	55,986	7,938	13,073
Loan servicing	7,829	8,896	12,462	1,497	1,560

Total other income	269,630	197,667	163,978	64,789	50,990

Net interest income and other income	312,849	231,734	205,244	76,774	56,552

Operating expenses:
Personnel	160,169	131,608	114,800	32,600	32,827
Production	35,113	25,849	21,322	9,006	7,202
General and administrative	44,527	43,738	34,489	10,792	12,503
Write-down of residual interests	--	34,923	27,000	--	3,000

Total operating expenses	239,809	236,118	197,611	52,398	55,532

Nonoperating income:
Debt extinguishment income - related parties	--	24,970	--	--	--
Debt extinguishment income - others	--	6,741	--	--	4,536

Total nonoperating income	--	31,711	--	--	4,536

Income before income taxes	73,040	27,327	7,633	24,376	5,556
Provision (benefit) for income taxes	(17,674)	(1,839)	3,087	395	(4,925)

Net income	$ 90,714	$ 29,166	$ 4,546	$ 23,981	$ 10,481

Net income (loss) to common shareholders:
Basic	$ 77,660	$ 15,697	$ (9,242)	$ 21,112	$ 6,639

Diluted	$ 92,804	$ 29,166	$ (9,242)	$ 24,503	$ 10,481

Net income (loss) per common share:
Basic	$ 11.02	$ 2.39	$ (1.45)	$ 2.94	$ 1.00

Diluted	$ 0.89	$ 0.30	$ (1.45)	$ 0.24	$ 0.10

Weighted average number of
common shares outstanding	:
Basic	7,049	6,558	6,394	7,170	6,641

Diluted	104,364	96,053	6,394	104,071	101,386

AAMES FINANCIAL CORPORATION and SUBSIDIARIES
Supplemental Information

The following table sets forth information regarding basic and diluted net income (loss) per common share for the years ended June 30, 2004,
2003 and 2002 and for the three months ended June 30, 2004 and 2003
(amounts in thousands, except per share data):

	Year Ended Ended June 30,			Three Months Ended June 30,
	2004	2003	2002	2004	2003
Basic net income (loss) per common share:
Net income	$ 90,714	$ 29,166	$ 4,546	$ 23,981	$ 10,481
Less: Accrued dividends on Series B, C and D Convertible
Preferred Stock	(13,054)	(13,469)	(13,788)	(2,869)	(3,842)

Basic net income (loss) to common stockholders	$ 77,660	$ 15,697	$(9,242)	$ 21,112	$ 6,639

Basic weighted average number of common shares outstanding	7,049	6,558	6,394	7,170	6,641

Basic net income (loss) per common share	$ 11.02	$ 2.39	$ (1.45)	$ 2.94	$ 1.00

Diluted net income (loss) per common share:
Basic net income (loss) to common stockholders	$ 77,660	$ 15,697	$(9,242)	$ 21,112	$ 6,639
Plus: Accrued dividends on Series B, C and D Convertible
Preferred Stock	13,054	13,469	--	2,869	3,842
Interest on 5.5% Convertible Preferred Debt	2,090	--	--	522	--

Diluted net income (loss) to common stockholders	$ 92,804	$ 29,166	$(9,242)	$ 24,503	$ 10,481

Basic weighted average number of common shares outstanding	7,049	6,558	6,394	7,170	6,641
Plus incremental shares from assumed:
Conversion of Series B, C and D Convertible Preferred Stock	85,439	85,547	--	85,055	85,532
Conversion of Convertible Preferred Debt	824	--	--	824	--
Exercise of Warrants	3,495	1,288	--	3,522	2,787
Exercise of Common Stock options	7,557	2,660	--	7,500	6,426

Diluted weighted average number of common shares outstanding	104,364	96,053	6,394	104,071	101,386

Diluted net income (loss) per common share	$ 0.89	$ 0.30	$ (1.45)	$ 0.24	$ 0.10

AAMES FINANCIAL CORPORATION and SUBSIDIARIES
Supplemental Information

MORTGAGE LOAN PRODUCTION:
(In thousands)	Year ended June 30,		Three Months ended June 30,
	2004	2003	2004	2003
Wholesale	$4,588,501	$2,650,733	$1,320,578	$ 720,731
Retail	2,400,493	1,795,447	645,291	432,762

Total mortgage loan production	$6,988,994	$4,446,180	$1,965,869	$ 1,153,493

(1) Includes the purchase of closed loans on a flow basis from correspondents of $4.2 million and $19.3 million during the years ended June 30, 2004 and 2003, respectively, and $0.0 million and $8.9 million during the three months ended June 30, 2003 and 2002, respectively.

SECURITIZATIONS AND WHOLE LOAN SALES:
(In thousands)
	Year ended June 30,		Three Months ended June 30,
	2004	2003	2004	2003
Loan securitizations	$ --	$ 314,958	$ --	$ --
Whole loan sales	6,433,871	4,188,678	1,769,638	1,158,909

	$6,433,871	$4,503,636	$1,769,638	$ 1,158,909

LOAN SERVICING:	June 30,
(Dollars in thousands)	2004	2003	2002

Mortgage loans serviced:
Loans serviced on an interim basis	$2,058,000	$ 911,000	$ 991,000
Loans in securitization trusts	229,000	741,000	1,192,000

Serviced in-house	2,287,000	1,652,000	2,183,000
Loans serviced by others	54,000	88,000	125,000

Total servicing portfolio	$2,341,000	$1,740,000	$2,308,000

Percentage serviced in-house	97.7%	94.9%	94.6%